ASSIGNMENT AND AGREEMENT

For value received and royalty agreement entered into by way of employment contract dated September 16 2013 between Jason Perkes and the "Company", I, Jason Perkes, of 17 Manor Road, Hanging Houghton, Northamptonshire, NN6 9ES, England, United Kingdom, do hereby sell, assign and transfer to 3D Total Solutions Limited (the "Company"), located at 5 Fleet Place, EC4M 7RD, London, United Kingdom, and its successors, my entire right, title and interest, if any, for the United States of America, in and to certain inventions related to **A Flexible and Articulating Multiple Drive Shaft Arrangement for a Three Dimensional Printer Machine**, described in U.S. Provisional Patent Application No. 61/915,160, filed on December 12, 2013, and my entire rights and privileges, if any, in said application and under any and all Letters Patent that may be granted in the United States for said inventions; and I also hereby sell, assign and transfer, to the Company and its successors, assigns and legal representatives, my entire right, title and interest, if any, in and to said inventions for all countries foreign to the United States, including any rights of priority arising from the application aforesaid, and any rights and privileges under any and all forms of protection, including Letters Patent, that may be granted in said countries foreign to the United States for said inventions. It is acknowledged that the terms of the Employment Agreement dated September 16, 2013 between Jason Perkes and the Company remain in effect as of the date hereof, specifically those sections referencing a royalty payable to Mr. Perkes.

I authorize the Company to make application for such protection in its own name and maintain such protection in any and all countries foreign to the United States, and to invoke and claim for any application for patent or other form of protection for said inventions, without further authorization from us, any and all benefits, including the right of priority provided by any and all treaties, conventions, or agreements.

I hereby consent that a copy of this assignment shall be deemed a full legal and formal equivalent of any document which may be required in any country in proof of the right of the Company to apply for patent or other form of protection for said inventions and to claim the aforesaid benefit of the right of priority.

I request that any and all patents for said inventions be issued to the Company in the United States and in all countries foreign to the United States, or to such nominees as the Company may designate.

I agree that, when requested, I shall assist and cooperate with the Company and/or with any attorney or other agent appointed by the Company to prepare and file any other patent application, including any non-provisional patent application, relating to said inventions, which may be necessary, desirable or convenient to perfect or secure the Company's rights in said inventions.

24th FEB 2014

I agree that, when requested, I shall, without charge to the Company but at its expense, sign all papers, and do all acts which may be necessary, desirable or convenient in connection with said applications, patents, or other forms of protection.

Signed as a Deed by Jason Stephen Perkes in the presence of:

Date: 24 FEBRUARY 2014

Witness signature: ______________________

Name: ______________________

Address: ______________________

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Occupation: ______________________